FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 1st day of October, 2009, by and between BRANDYWINE BLUE FUND, INC. and BRANDYWINE FUND, INC., (collectively the “Companies”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Companies are registered under the Investment Companies Act of 1940, as amended (the “1940 Act”), as open-end management investment companies, and are authorized to issue shares of beneficial interests of the Brandywine Blue Fund, the Brandywine Advisors MidCap Growth Fund and the Brandywine Fund (each a Fund, collectively, the “Funds”); and

WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Companies desire to retain USBFS to provide fund administration services to the Funds listed on Exhibit A hereto (as amended from time to time).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Administrator

The Companies hereby appoint USBFS as administrator of the Companies on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following administration services to the Funds:

A.	General Fund Management:
(1)	Act as liaison among the Funds’ service providers.

(2)	Supply:
a.	Corporate secretarial services.
b.	Office facilities (which may be in USBFS’s, or an affiliate’s own offices).
c.	Non-investment-related statistical and research data as needed.

(3)	Coordinate the Companies’ board of directors (the “Board of Directors” or the “Directors”) communications, such as:
a.	Prepare meeting agendas and resolutions, with the assistance of Funds’ counsel.
b.	Prepare reports for the Board of Directors based on financial and administrative data.
c.	Evaluate independent auditor.
d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.	Recommend dividend declarations to the Board of Directors and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
f.	Attend Board of Directors meetings and present materials for Director’s review at such meetings, if requested.

(4)	Audits:
a.	Prepare appropriate schedules and assist independent auditors.
b.	Provide information to the SEC and facilitate audit process.
c.	Provide office facilities.

(5)	Assist in overall operations of the Funds.
(6)	Pay Fund expenses upon written authorization from the Companies.
(7)
Keep the Companies’ governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to USBFS by the Companies or their representatives for safe keeping.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Asset diversification tests.
(ii)	Total return and SEC yield calculations.
(iii)	Maintenance of books and records under Rule 31a-3.

b.	Monitor Funds’ compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Companies in connection with any certification required of the Companies pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’s standard of care as set forth herein.

d.	Monitor applicable regulatory and operational service issues, and update Board of Directors periodically.

(2)	Blue Sky Compliance:
a.
Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Funds so as to enable the Funds to make a continuous offering of its shares in all states.

b.	Monitor status and maintain registrations in each state.
c.	Provide updates regarding material developments in state securities regulation.

(3)	SEC Registration and Reporting:
a.	Assist Funds’ counsel in annual update of the Prospectus and SAI and in preparation of proxy statements as needed.
b.	Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, and Form N-Q filings and Rule 24f-2 notices. As requested by the Companies, prepare and file Form N-PX filings.
c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d.	File fidelity bond under Rule 17g-1.
e.	Monitor sales of Funds’ shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

(4)	IRS Compliance:
a.	Monitor the Funds’ status as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including review of the following:
(i)	Asset diversification requirements.
(ii)	Qualifying income requirements.
(iii)	Distribution requirements.

b.	Calculate required distributions (including excise tax distributions).
c.
Provide documentation of applicable annual updates of tax technical information impacting required FIN 48 Financial Statement footnote disclosure in Annual and Semi-Annual Reports, and discuss any applicable changes/updates to FIN 48 reporting requirements when requested.

d.	Review all applicable documentation to ensure that all compliance requirements are met with respect to FIN 48 reporting disclosures made on behalf of the Fund.

C.	Financial Reporting:
(1)	Provide financial data required by the Prospectus and SAI.
(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Directors, the SEC, and independent accountants.
(3)
Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of each class of the Fund.
(5)	Monitor the expense accruals and notify the Companies’ management of any proposed adjustments.
(6)	Prepare annual financial statements, which include, without limitation, the following items:
a.	Schedule of Investments.
b.	Statement of Assets and Liabilities.
c.	Statement of Operations.
d.	Statement of Changes in Net Assets.
e.	Cash Statement.
f.	Schedule of Capital Gains and Losses.
(7)	Prepare quarterly broker security transaction summaries.

D.	Tax Reporting may include, but not limited to the following:
(1)	Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120-RIC and 8613.
(2)
Review wash sale adjustments and other applicable book/tax adjustment including PFICs, potential tax adjustments due to modification of terms of debt instruments, and any adjustments relating to derivative securities.

(3)	Prepare state income breakdowns where relevant.
(4)	Estimate tax character of REIT distributions.
(5)	Review on timely basis Forms 1099-MISC for payments to independent Directors and other service providers.
(6)	Review shareholder tax reporting information relating to 1099-Div Statements.
(7)	Review necessary tax disclosures and information included in shareholder financial reports.

E.	Tax Consulting may include, but not limited to the following:
(1)	Discuss any tax issues or questions relating to the IRS Compliance and Tax Reporting matters listed in B.(4) and D. above.

3.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  USBFS shall also be compensated for such out-of-pocket expenses (e.g. postage and delivery charges) as are reasonably incurred by USBFS in performing its duties hereunder.  The Companies shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Companies shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Companies are disputing any amounts in good faith. The Companies shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  Notwithstanding anything to the contrary, amounts owed by the Companies to USBFS shall only be paid out of the assets and property of the Funds involved.

4.	Representations and Warranties

A.	The Companies hereby represent and warrant to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
They are duly organized and existing under the laws of the jurisdiction of their organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Companies in accordance with all requisite action and constitutes a valid and legally binding obligation of the Companies, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
They are conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and have obtained all regulatory approvals necessary to carry on their business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding them or affecting their property which would prohibit their execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Companies, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

5.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Companies in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Companies shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Companies, as approved by the Board of Directors of the Companies, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Companies, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

USBFS shall indemnify and hold the Companies harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Companies may sustain or incur or that may be asserted against the Companies by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Companies” shall include the Companies’ directors, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Companies shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Companies, at such times as the Companies may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Companies pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

6.	Data Necessary to Perform Services

The Companies or their agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

7.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Companies, all records and other information relative to the Companies and prior, present, or potential shareholders of the Companies (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Companies, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Companies.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Companies or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Companies pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Companies and its shareholders.

8.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Companies, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Companies and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Companies or its designee on and in accordance with its request.

9.	Compliance with Laws

The Companies have and retain primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and SAI.  USBFS’s services hereunder shall not relieve the Companies of their responsibilities for assuring such compliance.

10.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. Subsequent to the initial three year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Companies, and authorized or approved by the Board of Directors.

11.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Companies by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Companies, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Companies (if such form differs from the form in which USBFS has maintained the same, the Companies shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Companies.

12.          Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Companies without the written consent of USBFS, or by USBFS without the written consent of the Companies accompanied by the authorization or approval of the Companies’ Board of Directors.

13.          Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

14.           No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

15.           Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

16.           Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

17.           Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Fund attorneys, form attorney-client relationships or require the provision of legal advice.  The Fund acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Fund to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Fund’s behalf.  Because no attorney-client relationship exists between in-house USBFS attorneys and the Fund, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances.  USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

18.           Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

and notice to the Companies shall be sent to:

Friess Associates, LLC
3711 Kennett Pike
PO Box 4166
Greenville, DE 19807

19.           Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BRANDYWINE BLUE FUND, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Lynda Campbell	By: /s/ Michael R. McVoy

Name: Lynda Campbell	Name: Michael R. McVoy

Title: Vice President	Title: Executive Vice President

BRANDYWINE FUND, INC.

By: /s/ Lynda Campbell

Name: Lynda Campbell

Title: Vice President

Exhibit A
to the
Fund Administration Servicing Agreement – Brandywine

Fund Names

Name of Series
Brandywine Fund
Brandywine Blue Fund
Brandywine Advisors MidCap Growth Fund

A-1

Exhibit B
to the Fund Administration Servicing Agreement

FUND ACCOUNTING FUND ADMINISTRATION & COMPLIANCE SERVICES Brandywine Funds FEE SCHEDULE Effective October 1, 2009
Fund Complex Annual Basis Point Fees*: Annual fee based upon assets for the Fund complex
1.2 basis points on the first $3 billion 0.9 basis points on the next $2 billion 0.75 basis points on the balance over $5 billion

Each Fund shall pay its proportional share of the aggregate fees with a minimum annual service fee of $40,000 per Fund.

*Subject to change with changes in the number of funds and/or classes.

Included Services –Securities pricing, performance reporting, Advisor Information Source (AIS), SEC §15(c) reporting

Additional Services
•  Tax Services ($6500 per Fund)          $19,500
•  Charles River daily fund compliance $30,000 (fee waived)
•  CCO Support –Administration          $  2,000
•  CCO Support –Fund Accounting     $  2,000

Plus Out-Of-Pocket Expenses – Including but not limited to postage

Available Elective Services – Available but not included above are the following services – multiple classes, legal administration, data delivery, daily pre- and post-performance reporting.

Fees are billed monthly.

B-1